BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
406 Lippincott Drive
Suite J
Marlton, New Jersey 08053
(856) 355-5900 Fax (896) 346-0022

July 17, 2009
Exhibit 16.1

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 15, 2009, to be filed by our former client, Airbee Wireless, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/S/ Bagell, Josephs, Levine & Company, L.L.C.
Bagell, Josephs, Levine & Company, L.L.C.